Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Pricing of Public Offering of Common Stock

MENLO PARK, CA, August 11, 2020, Pacific Biosciences of California, Inc. (Nasdaq: PACB) (“Pacific Biosciences” or the “Company”) today announced that it has priced its previously announced underwritten public offering of 19,430,000 shares of its common stock at a price to the public of $4.47 per share.  The offering is expected to close on or about August 14, 2020 subject to satisfaction of customary closing conditions.  Pacific Biosciences also granted the underwriters a 30-day option to purchase up to an additional 2,914,500 shares of its common stock at the public offering price, less underwriting discounts and commissions.  Before deducting the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive gross proceeds of approximately $86.9 million, assuming no exercise of the underwriters’ option to purchase additional shares.

Morgan Stanley & Co. LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering.  Cantor Fitzgerald & Co. is also acting as a book-running manager for the offering.

Pacific Biosciences intends to use the net proceeds from the offering for (i) additional product launches and research and development, (ii) commercial infrastructure expansion and (iii) general corporate purposes.  Pacific Biosciences may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although it has no present commitments or agreements to do so.

A shelf registration statement relating to the shares of common stock was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on July 14, 2020.  A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on August 11, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the final prospectus supplement (when available) and accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (Nasdaq: PACB), is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule,

Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Pacific Biosciences will be able to consummate the offering of common stock described herein, including due to the satisfaction of customary closing conditions and prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.  Additional risks and uncertainties relating to the proposed offering, Pacific Biosciences and its business can be found under the heading “Risk Factors” in Pacific Biosciences’ most recent periodic, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC.  Pacific Biosciences assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contact:

Investors: Trevin Rard

650.521.8450
ir@pacificbiosciences.com

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